Exhibit 5.1
                                McCarthy Tetrault
                AVOCATS o AGENTS DE BREVETS & MARQUES DE COMMERCE
               BARRISTERS & SOLICITORS o PATENT & TRADEMARK AGENTS

                        "LE WINDSOR", 1170 PEEL, MONTREAL
                             QUEBEC, CANADA H2B 4S8
                  FAX (514) 875-6246 o TELEPHONE (514) 397-4100


                                                                October 20, 1998


MITEL CORPORATION
350 Legget Drive
Kanata, Ontario
Canada  K2K 1X3

Re:      Mitel Corporation

Dear Sirs/Madams:

         We have acted as counsel to Mitel Corporation ("Mitel") in connection with the amendment of its 1991 Stock Option Plan for Key Employees and Non-Employee Directors (the "Plan") to increase the number of Common Shares, no par value (the "Common Shares") available for issuance under the Plan from 5,800,000 to 16,000,000 (such 10,200,000 additional Common Shares hereinafter referred to as the "Additional Shares"). The amendment to the Plan was approved by the Board of Directors of Mitel on May 21, 1998 and by the shareholders of Mitel on July 23, 1998.

         For the purposes of this opinion, we have examined originals, photocopies or certified copies of such corporate documents, instruments and agreements and of such certificates of officers or representatives of Mitel and such documents as we have deemed necessary of useful in expressing the opinion hereinafter set forth.

         In all such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles.

         Based upon the foregoing, we are of the opinion that:

1. Mitel has been duly incorporated and organized and is validly existing under the Canada Business Corporations Act; and

2. the Additional Shares of Mitel have been duly authorized and created and, once issued and paid for in accordance with the Plan, will be validly issued and outstanding as fully paid and non-assessable Common Shares.



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                                McCarthy Tetrault

                                                                          Page 2

         We consent to the use and filing of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by Mitel with the Securities and Exchange Commission covering the Additional Shares, and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto or any Prospectus relating thereto.

                                               Yours truly,


                                               McCARTHY TETRAULT